SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): March 21, 1997
                                                          --------------

                               WASTEMASTERS, INC.
                               ------------------
             (Exact name of registrant as specified in its charter)

   Maryland                         0-12914                      52-1507818
   --------                         -------                      ----------
(State or other                   (Commission                   (IRS Employer
jurisdiction of)                  File Number)               Identification No.)

      250 West Pratt Street, Suite 1100, Baltimore, Maryland         21201
      ------------------------------------------------------         -----
            (Address of Principal Executive Offices)               (Zip code)

      Registrant's telephone number, including area code:  (410) 659-5600
                                                           --------------

FOR IMMEDIATE RELEASE
March 21, 1997

NASDAQ: "WAST"

WASTEMASTERS, INC. NEW MANAGEMENT TEAM TO STABILIZE COMPANY UPON CLOSING PROPOSED FINANCING


BALTIMORE, MD.-March 21, 1997-WasteMasters, Inc. (NASDAQ SmallCap:WAST) announced that upon the closing of a proposed $4,000,000 line of credit to the company with Strategica Capital Corporation ("Strategica") of Miami, Flordia, (which is anticipated to occur on or about the end of March) all of the officers and all but two (2) of the five (5) members of the board of directors will resign and be replaced by a new management team and directors. The closing is subject to the completion of due diligence by Strategica and restructuring of the existing indebtedness of the Company to creditors other than Strategica, on terms satisfactory to the Company and Strategica.

WasteMasters present management include Richard Masters, Chief Executive Officer and director who resumed the Presidency after Paul Williamson, who remains a director, resigned as President to pursue other opportunities, Peter Stefanou CPA, who assumed the acting Chief Financial Officer and Treasurer positions after the resignation of Dennis O'Leary CPA, Robert Crabb is Secretary.

The present directors are A. Leon Blaser Ph.D., Bill Basham, (who are expected to remain on the board of directors) Paul Williamson, Richard Masters and Robert Fahey. Former director Ronald W. Pickett has resigned. Prior to resigning the current board of directors have agreed to recommend for ratification at a special meeting of the shareholders, a one for ten (1:10) reverse split of the Company's common stock. The directors believe the reverse stock split will be in the best interest of the Company's shareholders. This action will allow the Company to pursue additional acquisitions in the waste industry which will ultimately enhance shareholder value.

WasteMasters, Inc., Chairman of the Board, A. Leon Blaser, Ph.D. stated "The Strategica financing will provide adequate resources to the new management team which will enable them to successfully complete the development of the Company's landfills and move forward to other waste disposal opportunities."

FOR MORE INFORMATION CONTACT:
MIKE M. MUSTAFOGLU   TRANSGLOBAL FINANCIAL CORP.
14255 HIGHWAY ONE, SUITE 253 JUNO BEACH, FLORIDA 33477
561-775-1429 (VOICE)  561-575-5176 (DIRECT)  561-575-7611 (FAX)